EXHIBIT 99.1


      CONTACTS:  Media                     Investors
                 Patty Garrison            Michael Anderegg, CFA
                 408-918-6182              408-918-6182

FOR IMMEDIATE RELEASE

    SECURE COMPUTING REPORTS FOURTH-QUARTER 1999 OPERATING RESULTS AND OTHER
                             CORPORATE DEVELOPMENTS

      SAN JOSE, CA, JANUARY 27, 2000--Secure Computing Corporation (NASDAQ:
SCUR) announced today a fourth quarter net loss of $7.6 million or $.34 per share, on revenues of $6.9 million, compared to net income of $1.0 million or $.05 per share, on revenues of $17.8 million in the same quarter last year. The net loss was reduced 4% from $7.9 million in the third quarter.

      Products and services revenue, the company's primary area of emphasis, increased 11% sequentially to $5.9 million against $5.3 million in the third quarter and decreased 62 % from $15.7 million in the year ago quarter. As expected, advanced technology contract revenue decreased 14% to $1.0 million from $1.2 million the third quarter, and decreased 53% from $2.1 million in the year ago quarter.

      There was significant sequential improvement in several other financial statistics in addition to product and services revenue. Gross margins in the quarter increased 16 percentage points to 56% from 40% in the third quarter, due to a higher proportion of software only sales. Days sales outstanding declined by 42 days, or 37% to 71 days and deferred revenue increased by $1 million, or 38%.

      "We are encouraged by our strong sequential products and services revenue growth and the corresponding progress made during the quarter toward our goal of being the leading provider of safe secure extranets for e-business." said John McNulty, Chairman and CEO. "We are optimistic about our opportunities as we continue building the new Secure Computing."

      Secure's operating expenses were $11.4 million, up 8% compared with the previous quarter and down 4% from the same quarter of 1998. As part of Secure's ongoing strategy to increase its investment in its sales and marketing while supporting new product launches, costs in those areas were $7.2 million, up 16% compared to $6.2 million in the fourth quarter of 1998. Research and development costs of $3.0 million increased 4% sequentially from the third quarter as the company continues to invest in next generation products. General and administrative costs of $1.3 million declined 15% from the third quarter, and were down 23% from the year ago quarter, reflecting a leaner and more streamlined organization.

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                                  EXHIBIT 99.1

SECURE COMPUTING
PAGE 2
JANUARY 27, 1999

      In conjunction with the release of fourth quarter financial results, it was announced today that a new preferred stock financing in the aggregate amount of $25 million has been arranged with an institutional investor under common management with Manchester Securities. This financing will be available in three installments, the first $7.5 million of which was drawn near the end of the fourth quarter and has already been converted into common stock. Two additional installments of $8.75 million each will be drawn at the election of either party, the first on or before April 1, 2000 and the second on or before November 1, 2000. This is a convertible preferred instrument with a predefined short conversion window, that for the two future installments is priced at 100% of an average price during the 12 days preceding the settlement date. This financing is subject to a number of terms, conditions and limitations. The investor has no additional call right in this placement nor can the investor maintain a net short position in the Company's stock. The financing replaces the equity line entered into with Manchester in October of 1999. "We are very pleased to enter into this financing which we believe is attractive for the company and meets our capital needs," said Tim McGurran, Senior Vice President of Operations and Chief Financial Officer.

      The company also announced today that Craig Caudill, Senior Vice President of Worldwide Sales has elected to resign to pursue other opportunities. " We thank Craig for his contributions," said John McNulty. "We appreciate very much the effort and energy he brought to his job and the progress he made. We wish him well in his future endeavors." Mr. Caudill's responsibilities will be assumed by Mr. McNulty as the Company strives to achieve improved efficiencies, a flatter organization and more direct accountability of key functions.

ABOUT SECURE COMPUTING

Headquartered in San Jose, California, Secure Computing Corporation is a global leader in providing safe, secure extranets for e-business. Secure Computing solutions provide authentication, authorization, and secure network access. Secure Computing's worldwide partners and customer base are counted among the Fortune 50 in financial services, healthcare, telecom, communications, manufacturing, technology and Internet service providers, as well as some of the largest agencies of the United States government.

                                       ###

           FOR MORE INFORMATION, VISIT SECURE COMPUTING CORPORATION AT www.securecomputing.com, OR BY CALLING: IN EUROPE,
               +44-1753-826000; IN ASIA/PACIFIC, +61-2-9844-5440,
                   IN THE U.S., 800-379-4944, OR 408-918-6100


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                                  EXHIBIT 99.1

This press release contains the following forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and is subject to the Safe Harbor created by those sections: (1) that the Company will continue its pursuit of being the leading provider of secure extranets for e-business; (2) that the Company will receive $25 million in additional preferred stock financing and that such financing will be available through November 1, 2000; and (3) that the alternative preferred stock financing will be as advantageous to the Company as the existing relationship with Manchester Securities.

The following are important factors that could cause actual results to differ materially from those in these forward-looking statement: with regard to Statement (1) that the Company's pursuit of providing secure extranets might not be successful, or that if successful, it will not materially enhance the Company's financial performance; with regard to Statement (2) the terms of the new Agreement could be altered by the parties to change the amount of the financing, the term of financing, or otherwise; and with regard to Statement (3) that other forms of financing might be more beneficial to the Company or might better match the Company's present requirements, or that such requirements might change materially in the future, thus making the substitute financing agreed upon by the Company less beneficial than other alternatives including the original equity line with Manchester Securities and that the sale of shares pursuant to the financing may have a dilutive impact on the Company's shareholders resulting in a reduction in the market price of the Company's common stock; and other risk factors detailed from time to time in Secure Computing's periodic reports and registration statements filed with the Securities and Exchange Commission.


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                                  EXHIBIT 99.1

SECURE COMPUTING CORPORATION
CONSOLIDATED  CONDENSED FINANCIAL STATEMENTS


CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                              Three Months Ended              Twelve Months Ended
                                                 December 31,                     December 31,
                                        -----------------------------    -----------------------------

                                            1999             1998            1999             1998
                                            ----             ----            ----             ----
Products and services revenue           $      5,899     $     15,672    $     22,546     $     51,500
Advanced Technology contract revenue           1,001            2,113           4,567            9,942
                                        ------------     ------------    ------------     ------------
       Total revenue                           6,900           17,785          27,113           61,442

Cost of revenue                                3,066            5,468          18,781           20,152
                                        ------------     ------------    ------------     ------------
Gross profit                                   3,834           12,317           8,332           41,290

Operating expenses:
       Selling and marketing                   7,176            6,166          29,705           23,821
       Research and development                2,968            1,851          10,983            7,477
       General and administrative              1,285            1,670           7,274            4,965
       Stock option expense                       --            2,160           4,740            2,160
       Restructure Costs                          --               --              --            7,800
                                        ------------     ------------    ------------     ------------
                                              11,429           11,847          52,702           46,223

                                        ------------     ------------    ------------     ------------
Operating income (loss)                       (7,595)             470         (44,370)          (4,933)

Net interest income                                1              189             363              474

                                        ------------     ------------    ------------     ------------
Income (loss) before income taxes             (7,594)             659         (44,007)          (4,459)

Income tax (expense)/benefit                      --              372            (900)           1,197
                                        ------------     ------------    ------------     ------------
Net income/(loss)                       $     (7,594)    $      1,031    $    (44,907)    $     (3,262)
                                        ============     ============    ============     ============

Basic earnings/(loss) per share         $      (0.34)    $       0.06    $      (2.32)    $      (0.20)
                                        ============     ============    ============     ============

Weighted average shares outstanding           22,192           16,407          19,323           16,106
                                        ============     ============    ============     ============

Diluted earnings/(loss) per share       $      (0.34)            0.05    $      (2.32)    $      (0.20)
                                        ============     ============    ============     ============

Weighted average common shares
and equivalents outstanding                   22,192           20,329          19,323           16,106
                                        ============     ============    ============     ============


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                                  EXHIBIT 99.1

CONSOLIDATED CONDENSED BALANCE SHEET

                                                             Dec. 31,        Dec. 31,
                                                              1999            1998
                                                              ----            ----
ASSETS
Cash and cash equivalents                                $      3,678     $      9,992
Investments                                                     5,212           10,886
Accounts receivable, net                                        5,417           19,712
Other current assets                                            3,542            4,722
                                                         ------------     ------------
       Total current assets                                    17,849           45,312

Property and equipment, net                                     4,215            3,794

Other assets                                                    3,765            5,242
                                                         ------------     ------------
Total assets                                             $     25,829     $     54,348
                                                         ============     ============

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities                                      $     10,552     $     11,295

Stockholders' equity
       Preferred Stock                                             --               --
       Common Stock                                               230              165
       Additional paid-in capital                             106,832           89,730
       Foreign currency translation                              (238)            (202)
       Accumulated deficit                                    (91,547)         (46,640)
                                                         ------------     ------------
          Total stockholders' equity                           15,277           43,053
                                                         ------------     ------------
Total liabilities and stockholders' equity               $     25,829     $     54,348
                                                         ============     ============


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